UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest reported event): February 12, 2008

Commission File No. 001-33399

COMVERGE, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	22-3543611
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

120 Eagle Rock Avenue, Suite 190

East Hanover, New Jersey 07936

(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code: (973) 884-5970

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Approval of Equity Compensation

On February 12, 2008, the Compensation Committee of the Board of Directors of Comverge, Inc. approved performance incentive grants of shares of restricted stock under Comverge's Amended and Restated Long-term Incentive Plan to certain of Comverge's leadership. The purpose of the grants is to provide incentives for the recipients to achieve superior future growth for Comverge and its shareholders and to retain Comverge's leadership team. Included in the grant are the following named executive officers for Comverge for fiscal 2007:

  Robert M. Chiste, Chairman of the Board, Chief Executive Officer and President;
  Frank A. Magnotti, President and Chief Operating Officer of Alternative Energy Resources Group;
  Dean W. Musser, President and Chief Operating Officer of Enerwise Group;
  Edward J. Myszka, President and Chief Operating Officer of Smart Grid Solutions Group; and
  Michael D. Picchi, Chief Financial Officer and Executive Vice President.

Messrs. Chiste, Magnotti, Myszka and Picchi are named executive officers for Comverge's fiscal year ended December 31, 2007.

In an effort to encourage superior Comverge's growth, each grant includes three components: (a) a performance incentive, representing 60% of the total value of each grant, that measures the performance of Comverge's stock against the performance of a peer group (the "Performance Grant"); (b) a stock price incentive, representing 20% of the total value of each grant, tied to Comverge's stock price achieving certain target prices over time (the "Price Grant"); and (c) a retention incentive, representing 20% of the total value of each grant, to encourage recipients to continue their service to Comverge (the "Retention Grant"). The terms of Comverge Amended and Restated Long-term Incentive Plan will govern the vesting of restricted stock in the event of a change of control of Comverge during the vesting periods for each of the Performance Grant, the Price Grant and the Retention Grant.

Messrs. Chiste, Magnotti, Musser, Myszka and Picchi received grants as set forth below, contingent upon the requirements provided herein:
Grant Recipient	Performance Grant	Price Grant	Retention Grant	Total Grant
Robert M. Chiste	36,000	12,000	12,000	60,000
Frank A. Magnotti	27,000	9,000	9,000	45,000
Dean W. Musser	27,000	9,000	9,000	45,000
Edward J. Myszka	27,000	9,000	9,000	45,000
Michael D. Picchi	27,000	9,000	9,000	45,000

For purposes of the Performance Grant, the Compensation Committee will measure the performance of Comverge's stock price over a three-year period against an index of the stock prices of peer group companies as determined by Comverge's independent compensation consultant, which includes the following companies: EnerNOC, Inc.; Evergreen Solar; ESCO; Echelon Corporation; FuelCell Energy, Inc.; First Solar; PowerSecure International; Distributed Energy Systems; Microfield Group, Inc. and Itron, Inc. To determine the portion of the Performance Grant in which each recipient will vest, the stock prices of Comverge and the peer group are measured on date of grant and then measured again three years later on the anniversary date of the date of grant. The portion of the Performance Grant in which the recipient will vest will be equal to the percentage that Comverge's stock price increase exceeds the index of the performance group. As examples, if at the end of the measurement period, the index of prices increased 30% during the period and Comverge's stock price increased just 20%, then the recipients will not vest in any of the Performance Grant. If the index of prices increased 30% and Comverge stock price increased 45%, then the recipient will vest in 50% of the shares subject to the Performance Grant. If the index of prices increased 30% and Comverge stock price increased 60% or more, then the recipient will vest in all of the shares subject to the Performance Grant.

The portion of a recipient's grant represented by the Price Grant will vest in the shares according to the following schedule:

  25% of the shares subject to the Price Grant will vest if and when the price for Comverge's stock reaches $30 or more for a continuous 30-trading day period;
  25% of the shares subject to the Price Grant will vest if and when the price for Comverge's stock reaches $35 or more for a continuous 30-trading day period, where such period shall begin only after the completion of the 30 day period provided in (a) above;
  25% of the shares subject to the Price Grant will vest if and when the price for Comverge's stock reaches $40 or more for a continuous 30-trading day period, where such period shall begin only after the completion of the 30 day period provided in (a) and (b) above; and
  25% of the shares subject to the Price Grant will vest if and when the price for Comverge's stock reaches $45 or more for a continuous 30-trading day period, where such period shall begin only after the completion of the 30 day period provided in (a), (b) and (c) above.

The portion of a recipient's grant represented by the Retention Grant will vest over four years in equal quarterly installments.

Approval of Amended and Restated Employment Agreement

On February 18, 2008, Mr. Robert M. Chiste and Comverge, Inc. executed an Amended and Restated Employment Agreement (the "Amended Agreement") that, among other things, extends the term of Mr. Chiste's employment through December 31, 2012, unless the agreement is terminated earlier by the parties in accordance with the Amended Agreement. The Amended Agreement amends and restates in its entirety the employment agreement between Mr. Chiste and Comverge dated September 1, 2001, as subsequently amended by the First Amendment to Employment Agreement dated October 11, 2007. Pursuant to the Amended Agreement, Mr. Chiste will continue to serve as Comverge's President, Chief Executive Officer and Chairman of the Board of Directors.

During the term of the Amended Agreement, Mr. Chiste will receive an annual base salary of $400,000. In addition to his base salary, Mr. Chiste will have an opportunity to earn an annual cash bonus equal to up to a maximum of 150% of his annual base salary and an annual equity award valued at up to a maximum of 375% times his annual base salary, each of which is based on the achievement of performance criteria established by Comverge's Compensation Committee and tied to Comverge performance. Mr. Chiste is entitled to receive a retention bonus payment of $50,000 per year ("Retention Bonus") for each completed year of service during the term of the agreement commencing with the year ended December 31, 2008. Mr. Chiste is also eligible to participate in Comverge's standard employee benefit plans and policies generally available to the company's employees and to receive certain perquisites that are consistent with those perquisites paid to Mr. Chiste under his prior employment agreement.

In the event of the termination of Mr. Chiste's employment by Company without "cause" or by Mr. Chiste for "good reason," as these terms are defined in the Amended Agreement, Mr. Chiste would be entitled to:

  receive a lump sum payment equal to the sum of (i) any retention bonuses not yet paid to him (whether or not otherwise due and payable) plus (ii) the product of Mr. Chiste's then-current annual salary and annual cash incentive payment multiplied by a factor of either (a) 3.0, in the event of a termination upon or within the two years following a change of control or (b) 1.5, in the event of a termination prior to a change of control or after the second anniversary of a change of control;

  the acceleration of all unvested options to purchase Comverge's common stock then held by Mr. Chiste and the acceleration of all unvested shares of restricted stock of Comverge then held by Mr. Chiste ;

  continued participation in Comverge's group health plan for executives through December 31, 2012, at a cost to Mr. Chiste of not greater than the rate paid by active executive employees of Comverge for similar coverage; and

  if the termination is within six months prior to a change of control of Comverge and it is reasonably demonstrated by Mr. Chiste that the termination without cause or for good reason was in connection with or in anticipation of the change of control, then a severance payment equal to 150% of the sum of his then-current annual base salary and annual cash incentive payment.

If the Amended Agreement is terminated by Comverge as a result of Mr. Chiste's death or disability (as such term is defined in the Amended Agreement), then Mr. Chiste or his beneficiaries shall be entitled to receive any earned but unpaid compensation, any accrued but unused vacation and reimbursement for any business expenses incurred by Mr. Chiste prior to the termination of his employment and all of the then-unvested stock options, restricted stock and other equity-based compensation awards held by Mr. Chiste at the time of his death or disability shall vest in full

Consistent with Mr. Chiste's prior employment agreement, in the event that any severance benefits payable to Mr. Chiste under the Amended Agreement or otherwise would be deemed to constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, then Mr. Chiste would also be entitled to reimbursement of the excise tax payable on such parachute payments, but such reimbursement will in no event exceed 15% of the amount of the parachute payment.

If the Amended Agreement is terminated by Comverge for cause, Mr. Chiste will only be entitled to any unpaid but earned or vested salary, bonus and other incentive compensation; any accrued but unused vacation; and any unpaid business expenses.

The Amended Agreement contains certain confidentiality obligations that survive indefinitely and non-solicitation and non-competition obligations that end 30 months after the date of cessation of Mr. Chiste's employment and are consistent with similar obligations contained in the employment agreements between Comverge and its other executive officers.

A copy of the Amended Agreement is filed as Exhibit 10.1 hereto and is incorporated by reference herein in its entirety.

Item 9.01 Financial Statements and Other Exhibits

Exhibit No.	Description
10.1	Executive Employment Agreement dated February 18, 2008, between Comverge, Inc. and Robert M. Chiste (filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

COMVERGE, INC.

By: /s/ Michael Picchi

Name: Michael Picchi

Title: Chief Financial Officer

Dated: February 19, 2008

EXHIBIT INDEX
Exhibit Number	Description of Exhibit

10.1 Executive Employment Agreement dated February 18, 2008, between Comverge, Inc. and Robert M. Chiste (filed herewith)